As filed with the Securities and Exchange Commission on June 9, 1998

                                             Registration No. 333-__________


                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                            ___________________

                                 FORM S-8
                       REGISTRATION STATEMENT UNDER
                        THE SECURITIES ACT OF 1933
                            ___________________

                        Homeland Holding Corporation
            (Exact name of Registrant as specified in its charter)


             Delaware                                       73-1311075
  (State or jurisdiction of incorporation or            (I.R.S. Employer
            organization)                               Identification No.)


2601 Northwest Expressway, Suite 1100E
   Oklahoma City, Oklahoma                                   73112
 (Address of Principal Executive Offices)                 (Zip Code)

                       _______________________________

             HOMELAND HOLDING CORPORATION 1996 STOCK OPTION PLAN
                          (Full title of the plan)


                            Terry M. Marczewski
                   2601 Northwest Expressway, Suite 1100E
                        Oklahoma City, Oklahoma 73112
                  (Name and address of agent for service)

                              (405) 879-6600
     (Telephone number, including area code, of agent for service)

                                 Copy to:
                           J. Bradford Hammond
                Crowe & Dunlevy, A Professional Corporation
                        321 South Boston, 5th Floor
                           Tulsa, Oklahoma 74103
                              (918) 592-9800

                    CALCULATION OF REGISTRATION FEE

                                      Proposed      Proposed     Calculation
                           Amount     Maximum       Maximum    of Registration
Title of Securities to      to be     Offering      Aggregate    Registration
 be Registered           Registered    Price        Offering         Fee
                                     Per Share (1)   Price (1)


Common Stock, par value
$.01 per share            432,222       $7.15       $3,091,174      $912.00


(1) A total of 432,222 shares have been reserved for issuance pursuant to options granted or to be granted under the Registrant's 1996 Stock Option Plan and are being registered hereby. The proposed maximum aggregate offering price of 176,000 of such shares that are subject to outstanding options has been calculated based on the weighted average exercise price of such outstanding options of $6.19 per share. The proposed maximum aggregate offering price of 256,222 of such shares that are not subject to outstanding options has been calculated based on the average of the high and low sales prices of the Common Stock as reported on the NASDAQ National Market System on June 4, 1998, which average price was $7.8125 per share.


PROSPECTUS


                         HOMELAND HOLDING CORPORATION

                               COMMON STOCK


     This Prospectus relates to up to 432,222 shares of common stock, $0.01 par value per share ("Common Stock"), of Homeland Holding Corporation (the "Company") that may be offered and sold from time to time by certain persons named herein (the "Selling Shareholders"). The shares included in this Prospectus for offer and sale by the Selling Shareholders are issuable upon exercise of outstanding options to purchase Common Stock granted to the Selling Shareholders under the Company's 1996 Stock Option Plan. For more information, see "Selling Shareholders" elsewhere herein. The inclusion of such shares in this Prospectus does not necessarily indicate any current intent of any Selling Shareholder to sell such shares when and if acquired from the Company.

     The distribution of the shares included in this Prospectus by each Selling Shareholder may be effected, if at all, from time to time in one or more transactions in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. No part of the proceeds of the sale by the Selling Shareholders of the shares included in this Prospectus will be received by the Company. In connection with such transactions, the Selling Shareholders may employ brokers or agents who may receive commissions for sales made by them or may sell directly to dealers who may receive a mark-up in connection with any sales of such shares by such dealer. Additionally, dealers, agents or others may acquire the shares or interests therein as pledgee and may, from time to time, effect distributions of such shares or interests in such capacity.

     The Common Stock of the Company is traded on the NASDAQ National Market System under the symbol "HMLD."






THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.











              The date of this Prospectus is June 9, 1998.

                           AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the
Commission: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may also be obtained by mail at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549. In addition, the Commission maintains a site on the World Wide Web at http:\\www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Common Stock of the Company is traded on the NASDAQ National Market System, and reports, proxy statements and other information concerning the Company may also be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities included in this Prospectus. For further information concerning the Company and the shares offered hereby, reference is made to the Registration Statement and the exhibits thereto. Any interested party may inspect the Registration Statement, and the exhibits thereto, without charge, at the public reference facilities of the Commission and may obtain copies of all or any portion of the Registration Statement from the Commission upon payment of the prescribed fees.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated by reference in this Prospectus:

    (1) The Company's Annual Report on Form 10-K for the fiscal year ended January 3, 1998.

    (2) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 28, 1998.

    (3) The description of the Company's Common Stock contained in Amendment No. 1 to the Company's Registration Statement on Form 10 declared effective by the Securities and Exchange Commission on December 6, 1996.

     In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). requests should be made to Homeland Holding Corporation, 2601 Northwest Expressway, Suite 1100E, Oklahoma City, Oklahoma 73112, Attention: Secretary. The Company's telephone number at that address is (405) 879-6600.

                              TABLE OF CONTENTS

                                                                      Page

Available Information................................................   2

Incorporation of Certain Documents by Reference......................   2

The Company..........................................................   4

Selling Shareholders.................................................   4

Indemnification and Limitation of Liability of
 Officers and Directors..............................................   5

Legal Matters........................................................   5

Experts..............................................................   5








          No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Selling Shareholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities covered by this Prospectus in any jurisdiction to any person to whom it is unlawful to make any offer of solicitation.
          The delivery of this Prospectus at any time does not imply that the information contained or incorporated by reference herein is correct as of any time subsequent to the date hereof or subsequent to the respective dates of the documents incorporated by reference herein.

                                THE COMPANY

     The Company, through its wholly-owned subsidiary, Homeland Stores, Inc. ("Homeland"), is a leading supermarket chain in the Oklahoma, southern Kansas and Texas panhandle region. Homeland operates in four distinct market places:
Oklahoma City, Oklahoma; Tulsa, Oklahoma; Amarillo, Texas and certain rural areas of Oklahoma, Kansas and Texas. As of June 9, 1998, Homeland operates a total of 69 stores throughout these markets.

     The address of the Company's principal executive offices is 2601 Northwest Expressway, Suite 1100E, Oklahoma City, Oklahoma 73112, and its telephone number at that address is (405) 879-6600.


                            SELLING SHAREHOLDERS

     The following table sets forth as of June 9, 1998, certain information known to the Company with respect to the beneficial ownership of shares of the Company's Common Stock by each Selling Shareholder. All shares proposed to be sold by the Selling Shareholders named below are shares that such persons have the right to acquire upon exercise of stock options granted under the Company's 1996 Stock Option Plan. Shares proposed to be offered may or may not ultimately be sold by any Selling Shareholder.

                            Shares                      Shares Beneficially
                         Beneficially                 Owned After Offering (1)
                          Owned Prior     Shares to
Selling Shareholder       to Offering      be Sold      Number     Percent



David B. Clark              130,000 (2)    130,000        -           -

Steven M. Mason              12,665 (3)     12,000        665         *

Terry M. Marczewski          12,000 (4)     12,000        -           -

Prentess E. Alletag, Jr.     12,792 (5)     12,000        792         *
_____________

*  Less than one percent.

(1) Assumes all shares proposed to be offered hereby are sold and no other shares of Common Stock are purchased or sold.
(2) Mr. Clark serves as President and Chief Executive Officer of the Company. The shares indicated as beneficially owned by Mr. Clark consist of 130,000 shares that Mr. Clark has the right to acquire pursuant to outstanding options granted under the Company's 1996 Stock Option Plan.
(3) Mr. Mason serves as Vice President - Marketing of the Company. The shares indicated as beneficially owned by Mr. Mason include 12,000 shares that Mr. Mason has the right to acquire pursuant to outstanding options granted under the Company's 1996 Stock Option Plan and 341 shares that Mr. Mason has the right to acquire upon exercise of outstanding warrants.
(4)  Mr. Marczewski serves as Vice President and Controller of the Company.
     The shares indicated as beneficially owned by Mr. Marczewski consist of 12,000 shares that Mr. Marczewski has the right to acquire pursuant to outstanding options granted under the Company's 1996 Stock Option Plan.
(5)  Mr. Alletag serves as Vice President - Human Resources of the Company.
     The shares indicated as beneficially owned by Mr. Alletag include 12,000 shares that Mr. Alletag has the right to acquire pursuant to outstanding options granted under the Company's 1996 Stock Option Plan and 407 shares that Mr. Alletag has the right to acquire upon exercise of outstanding warrants.

                   INDEMNIFICATION AND LIMITATION OF LIABILITY
                           OF OFFICERS AND DIRECTORS

     The Company's Amended and Restated Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty to the Company and its stockholders. The provision in the Amended and Restated Certificate of Incorporation does not eliminate the directors' fiduciary duty and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, as well as for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the state or federal securities laws.

     Under Delaware law, the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The Company's Bylaws provide that the Company shall indemnify its directors and officers against expenses, judgments, fines, settlements and other amounts incurred in connection with any proceeding whether actual or threatened to which any such person may be made a party by reason of the fact that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. However, in the case of a derivative action, an officer or director will not be entitled to indemnification in respect of any claim, issue or matter as to which such person is adjudged to be liable to the Company, unless and only to the extent that the court in which the action was brought determines that such person is fairly and reasonably entitled to indemnity for expenses.


                                LEGAL MATTERS

     The validity of the issuance of the shares offered hereby has been passed upon for the Company by Crowe & Dunlevy, A Professional Corporation, Oklahoma City, Oklahoma.


                                  EXPERTS

     The consolidated balance sheets as of January 3, 1998 and December 28, 1996 and the consolidated statements of operations, stockholders' equity, and cash flows for the 53 weeks ended January 3, 1998, the 20 weeks ended December 28, 1996, the 32 weeks ended August 10, 1996 and the 52 weeks ended December 30, 1995, incorporated by reference in this prospectus constituting part of the Registration Statement on Form S-8, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     Any future financial statements hereafter incorporated by reference will be incorporated in reliance upon the reports of the firm examining such statements and upon the authority of any such firm as experts in auditing and accounting, to the extent that any such firm has audited those financial statements and consented to the incorporation herein by reference of its reports with respect thereto.

                                   PART I

               INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS


Item 1.   Plan Information*

Item 2.   Registrant Information and Employee Plan Annual Information*

       *   Information required by Part I to be contained in the
           Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 (the "Securities Act") and the Note to Part I of Form S-8.


                                   PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Certain Documents by Reference

     The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated by reference in this Registration
Statement:

     (1) The Registrant's Annual Report on Form 10-K for the fiscal year ended January 3, 1998.

     (2) The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 28, 1998.

     (3) The description of the Registrant's Common Stock contained in Amendment No. 1 to the Registrant's Registration Statement on Form 10 declared effective by the Securities and Exchange Commission on December 6, 1996.

     In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.   Description of Securities

     This Registration Statement covers Common Stock, par value $.01 per share, of the Registrant, which is registered under Section 12(g) of the Exchange
Act. The description of the Common Stock contained in a registration statement under the Exchange Act is incorporated herein by reference as described above. Plan interests also being registered need not be described pursuant to this Item 4.

Item 5.   Interests of Named Experts and Counsel

     There are no interests of any expert or counsel required to be disclosed pursuant to Item 5.



                                     II-1



Item 6.   Indemnification of Officers and Directors

     The Registrant's Amended and Restated Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty to the Registrant and its stockholders. The provision in the Amended and Restated Certificate of Incorporation does not eliminate the directors' fiduciary duty and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, as well as for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the state or federal securities laws.

     Under Delaware law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The Registrant's Bylaws provide that the Registrant shall indemnify its directors and officers against expenses, judgments, fines, settlements and other amounts incurred in connection with any proceeding whether actual or threatened to which any such person may be made a party by reason of the fact that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. However, in the case of a derivative action, an officer or director will not be entitled to indemnification in respect of any claim, issue or matter as to which such person is adjudged to be liable to the Registrant, unless and only to the extent that the court in which the action was brought determines that such person is fairly and reasonably entitled to indemnity for expenses.

     Section 2 of the Company's 1996 Stock Option Plan provides that no member of the Board of Directors of the Registrant or the committee administering the Plan, if any, shall be liable for any action or any determination taken or made in good faith and that such members shall be entitled to indemnification and advancement of expenses as provided in the Registrant's Amended and Restated Certificate of Incorporation.

Item 7.   Exemption from Registration Claimed

     There are no restricted securities being offered or resold pursuant to this Registration Statement.

Item 8.   Exhibits

          Number                         Description

            5.1 Opinion of Crowe & Dunlevy, A Professional Corporation, concerning legality of securities to be issued.

           23.1        Consent of Coopers & Lybrand L.L.P.

           23.2        Consent of Crowe & Dunlevy (contained in Exhibit 5.1).

           24.1        Powers of Attorney (included in signature page hereto).

Item 9.   Undertakings

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;


                                     II-2



                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     Provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and each filing of the Plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the Securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



                                     II-3



                                 SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on June 9, 1998.

                                      HOMELAND HOLDING CORPORATION



                                      By:  /s/ Terry M. Marczewski
                                           Terry M. Marczewski
                                           Vice President and Controller



     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

    Name                              Position                     Date


/s/ David B. Clark             President and Chief Executive    June 9, 1998
David B. Clark                 Officer
                               (Principal Executive Officer)

/s/ Terry M. Marczewski        Vice President and Controller    June 9, 1998
Terry M. Marczewski            (Principal Accounting Officer)

/s/ Edward B. Krekeler, Jr.    Director                         June 5, 1998
Edward B. Krekeler, Jr.

/s/ Laurie M. Shahon           Director                         June 9, 1998
Laurie M. Shahon

/s/ John A. Shields            Director                         June 8, 1998
John A. Shields

/s/ William B. Snow            Director                         June 8, 1998
William B. Snow




                                    II-4



                               EXHIBIT INDEX




     Number                                 Description

        5.1            Opinion of Crowe & Dunlevy, A Professional
                       Corporation, concerning legality of securities to be issued.

       23.1            Consent of Coopers & Lybrand L.L.P.

       23.2            Consent of Crowe & Dunlevy (contained in Exhibit 5.1).

       24.1            Powers of Attorney (included in signature page hereto).




                                     II-5




                                 EXHIBIT 5.1

                      [Letterhead of Crowe & Dunlevy]          Exhibit 5.1





                               June 9, 1998




Homeland Holding Corporation
2601 Northwest Expressway, Suite 1100E
Oklahoma City, OK 73112

     Re: Registration Statement on Form S-8 Relating to Homeland Holding Corporation 1996 Stock Option Plan

Ladies and Gentlemen:

     You have requested our advice with respect to the legality of the common stock, $0.01 par value per share ("Common Stock"), of Homeland Holding Corporation (the "Company") issuable upon exercise of options granted or to be granted pursuant to the Company's 1996 Stock Option Plan (the "Plan").

     We have examined and are familiar with the originals or copies, the authenticity of which has been established to our satisfaction, of all documents or other instruments we have deemed necessary to express the opinions hereinafter set forth. We have assumed the accuracy and completeness of such documents and instruments and of the information contained therein.

     Based on the foregoing, and upon consideration of applicable law, it is our opinion that the 432,222 authorized but unissued shares of Common Stock or treasury stock of the Company which may be issued pursuant to the Plan will, upon payment therefor and delivery thereof in accordance with the Plan, be validly issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion as an exhibit to the above-captioned Registration Statement and to the reference to this firm in the Registration Statement and related prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations thereunder.

                                     Respectfully submitted,

                                     CROWE & DUNLEVY,
                                     A PROFESSIONAL CORPORATION


                                     By /s/ J. Bradford Hammond
                                        J. Bradford Hammond




                                 EXHIBIT 23.1


                                                             Exhibit 23.1
                      CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in this prospectus/ registration statement on Form S-8 (File No. _______) of our report dated March 28, 1998, on our audits of the consolidated financial statements of Homeland Holding Corporation as of January 03, 1998, and December 28, 1996, and for the 53 weeks ended January 03, 1998, the 20 weeks ended December 28, 1996, the 32 weeks ended August 10, 1996, and the 52 weeks ended December 30, 1995, which report is included in the annual report on Form 10-K of Homeland Holding Corporation for the year ended January 03, 1998. We also consent to the incorporation of our report dated May 5, 1998 on our audit of the financial statements of the Homeland Stores, Inc. Employee Stock Bonus Plan, which report is included in the Annual Report on Form 11-K of the Homeland Stores, Inc. Employee Stock Bonus Plan for the plan year ended July 31, 1997. We also consent by reference to our firm under the caption "Experts" in the prospectus relating to the Registration Statement.


                                       COOPERS & LYBRAND L.L.P.



Oklahoma City, Oklahoma
June 9, 1998